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 FORM 3                                                   OMB APPROVAL
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                                                  OMB Number:          3235-0104
                                                  Expires: September 30, 1999
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

(Print or Type Responses)

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
       SPECIAL VALUE BOND FUND, LLC                                         Party City Corporation              (Month/Day/Year)
----------------------------------------      (Month/Day/Year)              (Nasdaq National Market: PCTY)
     (Last)     (First)     (Middle)          September 1, 1999          ----------------------------------     June 26, 1999(1)
11100 Santa Monica Boulevard, Suite 210    ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
    Los Angeles, California 90025             Person (Voluntary)               Director      X   10% Owner      Applicable Line)
--------------------------------------        95-4758920                  -----            -----                    Form filed by
      (City)      (State)      (Zip)       ----------------------------        Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)        X    Form filed by
                                                                                                             -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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(1)SEE THE DESCRIPTION UNDER THE HEADING "REASON FOR AMENDMENT" IN THE FORM 3 CONTINUATION SHEET ATTACHED HERETO.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(b)                                     SEC 1473 (7/96)
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

 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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WARRANT                          8/16/99   8/16/06     COMMON STOCK,     3,096,000    $3.00         D
                                                       PAR VALUE
                                                       $.01 PER SHARE
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Explanation of Responses:                                                       SPECIAL VALUE BOND FUND, LLC      SEPTEMBER 10, 1999
                                                                                BY: SVIM/MSM, LLC, ITS MANAGING MEMBER
See the description under the heading "Joint Filer Information"                     BY: TENNENBAUM & CO., LLC, ITS MANAGING MEMBER
in the Form 3 Continuation Sheet attached hereto.                                   BY: /s/ MICHAEL E. TENNENBAUM
                                                                                        --------------------------  ----------------
                                                                                            Michael E. Tennenbaum,
                                                                                            Its Managing Member
                                                                                **Signature of Reporting Person          Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.                                                Page 2
  If space provided is insufficient, see Instruction 6 for procedure.                                             SEC 1473 (7/96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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FORM 3 CONTINUATION SHEET

REASON FOR AMENDMENT:

On September 1, 1999, Special Value Bond Fund, LLC ("SVBF") purchased the warrant described herein from Tennenbaum & Co., LLC ("TCO"), which initially filed this Form 3 on June 26, 1999. Tennenbaum & Co., LLC may be continue to be deemed to share the powers of voting and disposition of the securities described herein (see "Explanation of Response" below).

JOINT FILER INFORMATION:

By reason of (i) SVIM/MSM, LLC's ("SVIM/MSM") position as managing member of SVBF, (ii) Special Value Investment Management, LLC's ("SVIM") position as investment advisor to SVBF, (iii) TCO's position as managing member of SVIM/MSM and SVIM and (iv) Michael Tennenbaum's position as managing member of TCO, each of SVIM/MSM, SVIM, TCO and Mr. Tennenbaum may be deemed to share the powers of voting and disposition of the securities described herein. See Joint Filer Information below.

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
FORM 3 CONTINUATION SHEET

JOINT FILER INFORMATION

NAME:                                      SVIM/MSM, LLC

ADDRESS:                                   11100 Santa Monica Boulevard, Suite 210
                                           Los Angeles, California 90025

DESIGNATED FILER:                          Special Value Bond Fund, LLC

ISSUER & TICKER SYMBOL:                    Party City Corporation (Nasdaq National Market:  PCTY)

DATE OF EVENT REQUIRING STATEMENT:         September 1, 1999

SIGNATURE:                                 SVIM/MSM, LLC
                                           By: Tennenbaum & Co., LLC, its Managing Member
                                               By: /s/ Michael E. Tennenbaum
                                                   ------------------------------------------
                                                   Michael E. Tennenbaum, its Managing Member
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

FORM 3 CONTINUATION SHEET

JOINT FILER INFORMATION

NAME:                                      Special Value Investment Management, LLC

ADDRESS:                                   11100 Santa Monica Boulevard, Suite 210
                                           Los Angeles, California 90025

DESIGNATED FILER:                          Special Value Bond Fund, LLC

ISSUER & TICKER SYMBOL:                    Party City Corporation (Nasdaq National Market: PCTY)

DATE OF EVENT REQUIRING STATEMENT:         September 1, 1999

SIGNATURE:                                 SPECIAL VALUE INVESTMENT MANAGEMENT, LLC
                                           By: Tennenbaum & Co., LLC, its Managing Member
                                               By: /s/ Michael E. Tennenbaum
                                                   ------------------------------------------
                                                   Michael E. Tennenbaum, its Managing Member
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


FORM 3 CONTINUATION SHEET

JOINT FILER INFORMATION

NAME:                                      Tennenbaum & Co., LLC

ADDRESS:                                   11100 Santa Monica Boulevard, Suite 210
                                           Los Angeles, California 90025

DESIGNATED FILER:                          Special Value Bond Fund, LLC

ISSUER & TICKER SYMBOL:                    Party City Corporation (Nasdaq National Market:  PCTY)

DATE OF EVENT REQUIRING STATEMENT:         September 1, 1999

SIGNATURE:                                 TENNENBAUM & CO., LLC
                                           By: /s/ Michael E. Tennenbaum
                                               ------------------------------------------
                                               Michael E. Tennenbaum, its Managing Member
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



FORM 3 CONTINUATION SHEET

JOINT FILER INFORMATION

NAME:                                      Michael E. Tennenbaum

ADDRESS:                                   11100 Santa Monica Boulevard, Suite 210
                                           Los Angeles, California 90025

DESIGNATED FILER:                          Special Value Bond Fund, LLC

ISSUER & TICKER SYMBOL:                    Party City Corporation (Nasdaq National Market:  PCTY)

DATE OF EVENT REQUIRING STATEMENT:         September 1, 1999

SIGNATURE:                                 /s/ Michael E. Tennenbaum
                                           ---------------------------------
                                           Michael E. Tennenbaum
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